Exhibit 3.147

State of Delaware Secretary of State Division of Corporations Delivered 10:52 AM 01/21/2015 FILED 10:45 AM 01/21/2015 SRV 150075014 - 5678222 FILE

CERTIFICATE OF FORMATION

OF

PARK ROYAL FEE OWNER, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Park Royal Fee Owner, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 20th day of January, 2015.

/s/ Christopher L. Howard
Christopher L. Howard, Authorized Person